Southwest Georgia Financial  Corporation                              SGB
201 First Street S.E.
Moultrie, GA 31768
PH: (229) 985-1120
FX: (229) 985-0251

News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com


For Immediate Release

                  Southwest Georgia Financial Corporation
       Appoints M. Lane Wear and Marcus R. Wells to Board of Directors

MOULTRIE, GEORGIA, March 7, 2007 -- Southwest Georgia Financial Corporation (AMEX: SGB), the parent company of Southwest Georgia Bank, today announced that its Board of Directors has appointed M. Lane Wear and Marcus R. Wells to its Board effective immediately. The addition of Mr. Wear and Mr. Wells brings the total number of members currently serving on Southwest Georgia Financial's Board to eleven of which nine are considered independent.

Mr. Wear is a Certified Public Accountant and partner in Vines, Wear and Mangum, LLP since 1986, a local accounting firm which serves commercial businesses and individual clients throughout the region. Mr. Wear obtained his Bachelors of Business Administration degree in 1973 from Georgia Southern University and became a Certified Public Accountant in 1976.

Mr. Wells, a licensed physical therapist, is owner and Chief Executive Officer of Alliance Rehab Inc., d/b/a Moultrie Physical Therapy & Rehabilitation. Also, Mr. Wells is Chief Executive Officer of POINT Inc., (Prevention of Occupational and Industrial Trauma, Inc.), a professional organization which provides onsite employee safety and injury prevention in the workplace. Mr. Wells earned his Bachelors of Science degree in Physical Therapy in 1993 from Florida A & M University.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $290 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Thomas County, and Worth County. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has an office in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.